Exhibit 99.1

GLOBAL SETTLEMENT RESOLVES U.S. DEPARTMENT OF JUSTICE INVESTIGATION

INTO HEALTH MANAGEMENT ASSOCIATES, INC. AND RELATED AFFILIATES

FRANKLIN, Tenn. (September 25, 2018) – Community Health Systems, Inc. (NYSE: CYH) (“the Company”) announced today that it has reached a global resolution and settlement agreements ending the U.S. Department of Justice investigation into conduct by Health Management Associates, Inc. (“HMA”) and its affiliated entities reflected in qui tam lawsuits that were initiated and pending, and known to the Company, before HMA was acquired by merger in January 2014.

The settlement concludes the government’s investigations into whether HMA and its affiliated hospitals billed Medicare, Medicaid and TRICARE for certain inpatient admissions following emergency room visits between January 2008 and December 2012 that should have been billed as outpatient or observation cases. The settlement also resolves allegations of Stark and Anti-Kickback Act violations at certain HMA affiliated hospitals.

In reaching the settlement, the government noted that all conduct reviewed in its investigation pre-dated the HMA acquisition, and that following the acquisition, Community Health Systems engaged in remedial measures, including removing the HMA Board of Directors and senior executives and integrating the HMA affiliated hospitals into Community Health System’s existing compliance program.

The settlement includes a Non-Prosecution Agreement with HMA in which the government agreed not to bring criminal charges against HMA, as long as HMA and the Company abide by the provisions of the global settlement, and also includes a guilty plea to one count of conspiracy to commit healthcare fraud by Carlisle HMA, LLC (“Carlisle HMA”), the HMA affiliated entity that formerly operated Carlisle Regional Medical Center.

The global settlement includes a total payment of $262 million, which is expected to be paid in October 2018. As part of the accounting for the HMA acquisition by merger, the Company established a liability related to the legal claims underlying the contingent value right (“CVR”) that was issued to HMA shareholders as part of the merger consideration. This liability represented the Company’s best estimate of fair value of the potential future payments associated with the legal matters assumed in the HMA merger. This estimate has accordingly been updated over time as additional facts and circumstances have become known. Based on the settlement terms and calculation of any payment as defined in the CVR agreement, the Company anticipates that no distribution will be owed to CVR holders.

Under the terms of the global settlement, the Company’s existing corporate integrity agreement (CIA) has been amended and extended. The extension begins immediately and effectively adds two years to the existing CIA, with the amended CIA now running through 2021.

Commenting on the resolution of the government’s investigation into HMA, Wayne Smith, chairman and chief executive officer of Community Health Systems, Inc., said, “Since acquiring HMA in 2014, it has been our goal to resolve the government’s investigation into all of these allegations which occurred prior to the acquisition and which were already under investigation at the time of the transaction. We are pleased to have reached the settlement agreements so we can move forward now without the burden or distraction of ongoing litigation. As an organization, we are committed to doing our very best to always comply with the law in what is a very complex regulatory environment and to operate our business with integrity, ethical practices and high standards of conduct.”

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CYH Reaches Global Resolution and Settlement Agreements

September 25, 2018

Additional background information

•	In January 2014, Health Management Associates, Inc. was acquired by merger and became a wholly owned indirect subsidiary of the Company.

•	HMA was acquired following a volatile period in HMA’s history. At the time of the acquisition, HMA was facing multiple qui tam lawsuits and was the subject of criminal and civil investigations.

•	All of the allegations against HMA and its affiliates preceded the January 2014 acquisition.

•	Community Health Systems was aware of the HMA investigations before closing the transaction.

•	Following the acquisition of HMA, Community Health Systems worked cooperatively with the government in its investigation.

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The Company also took immediate steps to remove HMA’s Board of Directors and senior executives and to integrate HMA affiliated hospitals into the Community Health Systems compliance program. The compliance program was voluntarily established more than 20 years ago and the Company has continuously strengthened the program.

Regarding Carlisle HMA

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Carlisle HMA is the entity that previously owned and operated Carlisle Regional Medical Center during the hospital’s affiliation with HMA. All of the allegations against Carlisle HMA occurred prior to the Company’s acquisition of HMA in January 2014. In 2017, Carlisle Regional Medical Center was divested to another healthcare organization which is not involved with, or party to, the settlement agreement.

About Community Health Systems, Inc.

Community Health Systems, Inc. is one of the largest publicly traded hospital companies in the United States and a leading operator of general acute care hospitals in communities across the country. The Company, through its subsidiaries, owns, leases or operates 118 affiliated hospitals in 20 states with an aggregate of approximately 20,000 licensed beds. The Company’s headquarters are located in Franklin, Tennessee, a suburb south of Nashville. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.” More information about the Company can be found on its website at www.chs.net.

Forward-Looking Statements

Statements contained in this news release regarding potential transactions, operating results, and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:	Media Contact:

Thomas J. Aaron, 615-465-7000	Tomi Galin, 615-628-6607
Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Senior Vice President, Corporate Communications, Marketing and Public Affairs

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